UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONTANGO OIL & GAS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONTANGO OIL & GAS COMPANY

717 TEXAS AVENUE, SUITE 2900

HOUSTON, TEXAS 77002

(713) 236-7400

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2018

Dear Contango Stockholder:

April 6, 2018

We are pleased to invite you to attend the 2018 Annual Meeting of Stockholders of Contango Oil & Gas Company. The Annual Meeting will be held on May 14, 2018, at 1:30 p.m., Central Daylight Time, at the Chase Center Auditorium, located at 601 Travis St., Houston, Texas 77002.

The enclosed Notice of Annual Meeting and the accompanying proxy statement describe the various matters to be acted upon during the Annual Meeting. In addition, there will be a report on the state of our business and an opportunity for you to ask questions of our management.

You may vote your shares by submitting a proxy by Internet, by telephone, by completing, signing, dating and returning the enclosed proxy card or by voting your shares in person at the Annual Meeting. The enclosed proxy card describes your voting options in more detail. Our report to the stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2017, also accompanies the enclosed proxy statement.

The Annual Meeting gives us an opportunity to review our business results and discuss the steps we have taken to position our company for the future. We appreciate your ownership of Contango’s common stock, and I hope you will be able to join us at the Annual Meeting.

Sincerely,

Allan D. Keel
President and Chief Executive Officer

CONTANGO OIL & GAS COMPANY

717 TEXAS AVENUE, SUITE 2900

HOUSTON, TEXAS 77002

(713) 236-7400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 2018

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Contango Oil & Gas Company, a Delaware corporation, will be held on May 14, 2018, at 1:30 p.m., Central Daylight Time, at the Chase Center Auditorium, located at 601 Travis St., Houston, Texas 77002 for the following purposes:

(1)    the election of six directors to our Board until the 2019 Annual Meeting of Stockholders;

(2)    the ratifying of the appointment of Grant Thornton LLP as our independent registered public accounting firm;

(3)    the holding of an advisory vote on named executive officer compensation; and

(4)    the transacting of such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment or postponement thereof.

Our Board has fixed the close of business on March 16, 2018 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our offices for 10 calendar days prior to the Annual Meeting. The list will also be available during the Annual Meeting for inspection by stockholders.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ACCOMPANYING ENVELOPE OR USE THE TELEPHONE OR INTERNET VOTING.

By Order of the Board of Directors,

Houston, Texas	Sergio Castro
April 6, 2018	Vice President, Treasurer and Assistant Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2018

The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2018 Annual Meeting of

Stockholders and the Annual Report to Stockholders for the year ended December 31, 2017 are available at www.proxyvote.com

CONTANGO OIL & GAS COMPANY

PROXY STATEMENT

i

CONTANGO OIL & GAS COMPANY

717 TEXAS AVENUE, SUITE 2900

HOUSTON, TEXAS 77002

(713) 236-7400

PROXY STATEMENT

FOR

THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Unless the context requires otherwise, references in this proxy statement to “Contango,” “we,” “us” and “our” are to Contango Oil & Gas Company, a Delaware corporation, and its consolidated subsidiaries. Unless the context otherwise requires, references to the “stockholders” are to the holders of shares of our common stock, par value $0.04 per share (“Common Stock”).

The accompanying proxy is solicited by the Board of Directors of Contango (our “Board”) to be voted at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 14, 2018, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”) and at any adjournment(s) or postponement(s) thereof.

This proxy statement and accompanying form of proxy are being mailed to our stockholders on or about April 6, 2018. Our Annual Report on Form 10-K (the “Annual Report”) covering the year ended December 31, 2017 is enclosed, but does not form any part of the materials for solicitation of proxies.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice, including (1) the election of six directors to our Board, each for a term ending on the date of the 2019 Annual Meeting of Stockholders (this proposal is referred to as the “Election of Directors”), (2) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (this proposal is referred to as the “Ratification of Grant Thornton”), (3) holding an advisory vote on named executive officer compensation (this proposal is referred to as the “Compensation Advisory Vote”) and (4) the transaction of such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment or postponement thereof. Also, management will report on our performance during the last fiscal year and respond to questions from our stockholders.

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy statement?

It is a document that regulations of the Securities and Exchange Commission (the “SEC”) require that we give to you when we ask you to sign a proxy card to vote your stock at the Annual Meeting.

What is “householding” and how does it affect me?

One copy of the Notice, this proxy statement and the Annual Report (collectively, the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs. If you received a householded mailing this year and you would like to have additional copies of the Proxy Materials mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request in writing to our Investor Relations Department, at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, or call at (713) 236-7400. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future. The Proxy Materials are also available at www.proxyvote.com.

What should I do if I receive more than one set of voting materials?

Despite our efforts related to householding, you may receive more than one set of voting materials, including multiple copies of the proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a proxy card and a voting instruction card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted at the Annual Meeting.

What is the record date and what does it mean?

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 16, 2018 (the “Record Date”). The Record Date is established by our Board as required by Delaware law. On the Record Date, we had 25,470,015 shares of Common Stock issued and outstanding.

What is a quorum?

A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding and entitled to vote as of the Record Date. There must be a quorum for the Annual Meeting to be held. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is reached. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Subject to the limitations set forth below, stockholders at the close of business on the Record Date may vote at the Annual Meeting.

What are the voting rights of the stockholders?

Each holder of Common Stock is entitled to one vote per common share on all matters to be acted upon at the Annual Meeting. Neither our Certificate of Incorporation, as amended, nor our bylaws allow for cumulative voting rights.

What is the difference between a stockholder of record and a “street name” holder?

Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.

•	Stockholder of Record. If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, our transfer agent, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting.

•	Street Name Stockholder. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

How do I vote my shares?

Stockholders of Record: Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Internet. You may submit a proxy electronically on the Internet by following the instructions provided on the enclosed proxy card. Please have the proxy card in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 13, 2018.

•	By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 13, 2018.

•	By Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote.

Street Name Stockholders: Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may indicate your vote by completing, signing and dating your proxy card or other information forwarded by your bank, broker or other holder of record and returning it in the enclosed reply envelope.

•	By Methods Listed on Proxy Card. Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the proxy card or other information provided by the record holder.

•	In Person with a Proxy from the Record Holder. You may vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Can I revoke my proxy?

Yes. If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:

•	submitting written notice of revocation to our company, Attn: Corporate Secretary, 717 Texas Avenue, Suite 2900, Houston, Texas, 77002, no later than May 13, 2018;

•	submitting another proxy with new voting instructions by mail, telephone or the Internet voting system; or

•	attending the Annual Meeting and voting your shares in person.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

May I vote confidentially?

Yes. We treat all stockholder meeting proxies, ballots and voting tabulations confidentially if the stockholder has requested confidentiality on the proxy or ballot.

If you so request, your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the Annual Meeting except (1) to meet applicable legal requirements or (2) to allow the independent election inspectors to count and certify the results of the vote. The independent election inspectors may, however, at any time inform us whether or not a stockholder has voted.

What is the effect of broker non-votes and abstentions and what vote is required to approve each proposal?

If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the NYSE American exchange (the “NYSE American”).

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.

If your shares are held in street name and you do not give voting instructions, the record holder will not be permitted to vote your shares with respect to Proposal 1 (Election of Directors), and your shares will be considered broker non-votes with respect to this proposal. If your shares are held in street name and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to Proposal 2 (Ratification of Grant Thornton) in the discretion of the record holder. If your shares are held in street name and you do not give voting instructions, the record holder will not be permitted to vote your shares with respect to Proposal 3 (The Compensation Advisory Vote).

•	Proposal 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a majority of the votes cast by the holders of our Common Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be counted as votes cast, and, accordingly, will have no effect on the outcome of the vote for directors.

•	Proposal 2 (Ratification of Grant Thornton): Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 requires the affirmative vote of the holders of a majority of the votes cast by the holders of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will not be voted either for or against this proposal, and, accordingly, will not affect the outcome of this proposal.

•

Proposal 3 (The Compensation Advisory Vote): Approval of the Compensation Advisory Vote requires the affirmative vote of the majority of the votes of the shares of common stock cast on this proposal at the annual meeting. Abstentions and broker non-votes will not be voted either for or against this proposal, and, accordingly, will not affect the outcome of this proposal. While this vote is required by law, it will neither be binding on our company or the Board nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or the Board. However, the views of our stockholders are important to us, and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We urge you to read the section entitled “Compensation Discussion and Analysis,” which discusses in detail how our executive compensation program implements our compensation philosophy.

Our Board has appointed Allan D. Keel and E. Joseph Grady as the management proxy holders for the Annual Meeting. If you are a stockholder of record, your shares will be voted by the management proxy holders in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or Internet, as applicable. For stockholders who have their shares voted by duly submitting a proxy by mail, telephone or Internet, the management proxy holders will vote all shares represented by such valid proxies as our Board recommends, unless a stockholder appropriately specifies otherwise.

Our Board recommends a vote:

•	FOR each of the nominees for director;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

•	FOR the advisory vote to approve named executive officer compensation;

What happens if additional proposals are presented at the Annual Meeting?

Other than the matters specified in the Notice, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the management proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our bylaws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will bear all expenses of soliciting proxies. We have engaged Broadridge Financial Solutions to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting for a fee of approximately $9,000, plus reimbursement for reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. In addition, we may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners.

May I propose actions for consideration at the 2019 Annual Meeting of Stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please read “Stockholder Proposals and Director Nominations for the 2019 Annual Meeting” for information regarding the submission of stockholder proposals and director nominations for consideration at next year’s annual meeting.

CORPORATE GOVERNANCE AND OUR BOARD

General

The Company’s Certificate of Incorporation and bylaws provide for the annual election of directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified.

Our Board held eight meetings during 2017. During 2017, no directors attended fewer than 75% of the total number of meetings of our Board and committees on which that director served.

We encourage, but do not require, our directors to attend annual meetings of stockholders. At our 2017 Annual Meeting of Stockholders, five out of the six serving members of our Board attended.

Board Independence

As required under the listing standards of the NYSE American, a majority of the members of our Board must qualify as independent, as affirmatively determined by our Board. Our Nominating Committee evaluated all relevant transactions and relationships between each director nominated for election at the Annual Meeting, or any of his or her family members, and our company, senior management and independent registered accounting firm. Based on this evaluation and the recommendation of our Nominating Committee, our Board has determined that B.A. Berilgen, B. James Ford, Lon McCain, Joseph J. Romano and Charles M. Reimer are each an independent director, as that term is defined in the listing standards of the NYSE American.

Board Committees

Our Board has the authority to appoint committees to perform certain management and administrative functions. Our Board has established a Compensation Committee, Audit Committee, Nominating Committee and Investment Committee. Our Board, in its business judgment, has determined that the Compensation Committee, Audit Committee and Nomination Committee are comprised entirely of independent directors as currently required under the listing standards of the NYSE American and applicable rules and requirements of the SEC. The Board may also delegate certain duties and responsibilities to the committees it establishes; for example, the Board may delegate the duty of determining appropriate salaries for our executive officers from time to time.

Audit Committee

The Audit Committee was established to oversee and appraise the audit efforts of our independent registered public accounting firm, and monitor our accounts, procedures and internal controls. During 2017, the Audit Committee consisted of Messrs. McCain (Committee Chairman), Berilgen and Ford. Following the Annual Meeting, it is expected that the Audit Committee will consist of Messrs. McCain (Committee Chairman), Berilgen and Ford. Each member of our Audit Committee is considered “independent” as described above and can read and understand financial statements, as required by Section 803B(2) of the NYSE American company guide. The Audit Committee met four times during 2017. Upon review by and recommendation of our Nominating Committee, our Board has determined that Mr. McCain was an “audit committee financial expert” as defined under applicable rules and regulations of the SEC. Our Audit Committee has adopted a charter, which is posted on our website www.contango.com under “Corporate - Charters for Board Committees.”

Compensation Committee

The responsibilities of the Compensation Committee, which are discussed in detail in the “Compensation Committee Charter” that is posted on our website at www.contango.com under “Corporate - Charters for Board Committees,” include among other things, the responsibility to:

•	Periodically review the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of the Company;

•	Review, recommend to the full Board for approval or approve, as applicable, the annual salaries, bonuses and share-based awards paid to the Company’s executive officers;

•	Periodically review and recommend to the full Board total compensation for each non-employee director for services as a member of the Board and its committees; and

•	Exercise oversight of all matters of executive compensation policy.

The Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine.

The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or executive officer compensation, including employment contracts and change in control provisions. The Compensation Committee has sole authority to approve the consultant’s fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants.

From time to time the Compensation Committee engages the services of compensation consulting firms. With respect to the 2017 year, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an experienced compensation consulting firm with significant energy industry experience, to provide compensation-related services to the Compensation Committee. In selecting Meridian as its independent compensation consultant, the Compensation Committee assessed the independence of Meridian pursuant to SEC rules and considered, among other things, whether Meridian provides any other services to us, the policies of Meridian that are designed to prevent any conflict of interest between Meridian, the Compensation Committee and us, any personal or business relationship between Meridian and a member of the Compensation Committee or one of our executive officers and whether Meridian owns any shares of our common stock. Meridian is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee. Meridian does not provide any other services to the Company, and the Compensation Committee has concluded that we do not have any conflicts of interest with Meridian. The services that Meridian performed for the Compensation Committee with respect to the 2017 year are described in more detail below.

The Compensation Committee annually compares our executive compensation program to those of other companies within the oil and gas industry through the use of energy industry compensation surveys from Effective Compensation Inc. (“ECI”). ECI surveys are utilized as they are industry-specific and derive their data from direct contributions from a large number of participating companies. The ECI surveys compile data from many companies that we currently consider to be in our peer group, as well as companies somewhat larger than us but with which we compete for talent. The surveys were used to compare our executive compensation program against companies (the “Peer Group”) that have comparable market capitalization, revenues, capital expenditure budgets, geographic focus and number of employees. The Compensation Committee regularly reviews and refines the Peer Group as appropriate. When we refer to “peers,” “Peer Group” or “peer companies” or similar phrases, we are referring to this list of companies, as it may be updated by the Compensation Committee from time to time.

During 2017, the members of the Compensation Committee were Messrs. Ford (Committee Chairman), Berilgen and Reimer. Each member of the Compensation Committee during 2017 was an “outside director” as defined under section 162(m) of the Code and was “independent” as defined in the applicable rules of the NYSE American and the SEC. The Compensation Committee held two meetings during 2017.

Nominating Committee

The principal function of the Nominating Committee, which is discussed in detail in the “Nominating Committee Charter” that is posted on our website at www.contango.com under “Corporate - Charters for Board Committees,” is to oversee, identify, evaluation and select qualified candidates for election to the Board. The Nominating Committee identifies individuals qualified to become Board members and recommends to the Board nominees for election as directors of the Company, taking into account that the Board as a whole shall have competency in industry knowledge, accounting and finance, and business judgment. While the Company does not have a formal diversity policy, the Nominating Committee seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. The Nominating Committee shall give the same consideration to candidates for director nominees recommended by Company stockholders as those candidates recommended by others.

During 2017, the members of the Nominating Committee were Messrs. Berilgen (Committee Chairman), Reimer and McCain. Each member of the Nominating Committee during 2017 was “independent” as defined in the applicable rules of the NYSE American and the SEC. The Nominating Committee held one meeting during 2017.

Because the Nominating Committee believes that director nominees should be considered on a case-by-case basis on each nominee’s merits, regardless of who recommended the nominee, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by stockholders. For a description of the procedures that stockholders must follow in order to timely nominate director candidates, please see “Stockholder Proposals and Director Nominations for the 2019 Annual Meeting.”

Investment Committee

The Investment Committee was created by the Board on October 1, 2013 in connection with the closing of the Company’s merger (the “Merger”) with Crimson Exploration Inc. (“Crimson”). The purpose of the Investment Committee, which is discussed in detail in the “Investment Committee Charter” that is posted on our website at www.contango.com under “Corporate - Charters for Board Committees,” is to allocate, subject to Board approval, the amount and nature of all capital expenditures of the Company and its subsidiaries, and review and discuss the plan for such capital expenditures with Company management. The members of the Investment Committee are Messrs. Romano (Chairman) and Keel. The Investment Committee did not hold any formal meetings during 2017 although the members of the Investment Committee met frequently on an informal basis and the full Board was active in the evaluation and approval of potential capital expenditures by the Company.

Code of Ethics

We have adopted a “code of ethics” as defined by the applicable rules of the SEC, and it is posted on our website: www.contango.com under “Corporate – Code of Business Conduct.” Any amendment to the code of ethics will be posted promptly on our website.

Board Leadership Structure

The Chairman of the Board is selected by the members of the Board. The positions of Chairman and CEO were separated at the closing of the Merger. The Board has determined that the current structure is appropriate at this time in that it enables Mr. Keel to focus on his role as CEO of the Company, while enabling Mr. Romano, the Chairman of our Board, to continue to provide leadership on policy at the Board level. Although the roles of CEO and Chairman are currently separated, the Board has not adopted a formal policy requiring such separation. The Board believes that the right Board leadership structure should, among other things, be informed by the needs and circumstances of the Company and the then current membership of the Board, and that the Board should remain adaptable to shaping the leadership structure as those needs and circumstances change.

Board Risk Assessment and Control

Our risk management program is overseen by our Board and its committees, with support from our management. Our Board oversees an enterprise-wide approach to oil and gas industry risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is a thorough understanding of the risks a company faces, understanding of the level of risk appropriate for our company and the steps needed to manage those risks effectively. The involvement of the full Board in setting our business strategy is a key part of its overall responsibilities and together with management determines what constitutes an appropriate level of risk for our company. Our Board believes that the practice of including all members of our management team in our risk assessments allows the Board to more directly and effectively evaluate management capabilities and performance, allows the Board to more effectively and efficiently communicate its concerns and wishes to the entire management team and provides all members of management with a direct communication avenue to the Board.

While our Board has the ultimate oversight responsibility for the risk management process, other committees of our Board also have responsibility for specific risk management activities. In particular, the Audit Committee focuses on financial risk, including internal controls, and oversees compliance with regulatory requirements. In setting compensation, the Compensation Committee approves compensation programs for the officers and other key employees to encourage an appropriate level of risk-taking behavior consistent with our business strategy.

More information about the Company’s corporate governance practices and procedures is available on the Company’s website at www.contango.com.

Communications with our Board

Stockholders desiring to communicate with our Board, or any director in particular, may do so by mail addressed as follows: Attn: Board of Directors, Contango Oil & Gas Company, 717 Texas Avenue, Suite 2900, Houston, Texas 77002. Our Chief Executive Officer, Chief Financial Officer or Corporate Secretary review each such communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the Board (or individual director) if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter; or (2) the communication falls within the scope of matters generally considered by our Board.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles, as of March 16, 2018, of each of our executive officers.

Name	Age	Position
Allan D. Keel	58	President, Chief Executive Officer and Director
E. Joseph Grady	65	Senior Vice President and Chief Financial Officer
Jay S. Mengle	64	Senior Vice President—Operations and Engineering
Thomas H. Atkins	59	Senior Vice President—Exploration

The following provides summary information regarding the experiences of our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and our three most highly compensated current executive officers. The named executive officer profiles exclude James J. Metcalf Jr. who served as Senior Vice President – Operations until his resignation from such position on September 6, 2017. Due to his role as Senior Vice President – Operations during the 2017 year, he is required to be identified as a named executive for 2018 in the compensation disclosures that follow these biographies.

Allan D. Keel’s biographical information may be found on page 32 of this proxy statement.

E. Joseph Grady Mr. Grady was appointed Senior Vice President and Chief Financial Officer on October 1, 2013 following the closing of the Merger. Mr. Grady had previously served as Senior Vice President and Chief Financial Officer of Crimson from March 2005 until the closing of the Merger. Mr. Grady has over 40 years of financial, operational and administrative experience, including over 30 years in the oil and gas industry. Prior to joining Crimson, Mr. Grady was managing director of Vision Fund Advisors, Inc., a financial advisory firm which he co-founded in 2001, until its dissolution in June 2008. He was formerly Senior Vice President-Finance and Chief Financial Officer of Texas Petrochemicals Holdings, Inc. from April 2003 to July 2004, Vice President-Chief Financial Officer and Treasurer of Forcenergy Inc. from 1995 to 2001, and he held various financial management positions with Pelto Oil Company from 1980 to 1990, including Vice President-Finance from 1988 to 1990. Mr. Grady is a CPA and received a Bachelor of Science degree in Accounting from Louisiana State University.

Jay S. Mengle Mr. Mengle was appointed Senior Vice President – Engineering on October 1, 2013 following the closing of the Merger and appointed Senior Vice President – Operations and Engineering on September 6, 2017. Mr. Mengle had previously served as Senior Vice President – Operations and Engineering of Crimson from April 2005 until May 2010 and Senior Vice President – Engineering from May 2010 until the closing of the Merger. Mr. Mengle joined Crimson after serving as the Shelf Asset Manager – Gulf of Mexico for Kerr-McGee Corporation subsequent to its 2004 merger with Westport Resources Corporation (“Westport”). Mr. Mengle was with Westport Resources from 1998 to 2004, where he started Westport’s Gulf Coast/Gulf of Mexico drilling and production operations. Prior to joining Westport, Mr. Mengle also served in various drilling, production and marketing management capacities at Norcen Energy Resources, Kirby Exploration and Mobil Oil Corp. Mr. Mengle received his Bachelor of Science degree in Petroleum Engineering from the University of Texas.

Thomas H. Atkins Mr. Atkins was appointed Senior Vice President – Exploration on October 1, 2013 following the closing of the Merger. Mr. Atkins had previously served as Vice President – Exploration of Crimson from April 2005 until the closing of the Merger. Mr. Atkins served as the General Manager – Gulf of Mexico for Newfield Exploration Company where he was employed from 1998 until joining Crimson. Prior to his tenure at Newfield, Mr. Atkins served in various exploration capacities with EOG Resources and its predecessor companies from 1984 to 1998, including prospect generator, development geologist and finally as Exploration Manager. Mr. Atkins also worked at the Superior Oil Company from 1981 through 1984. Mr. Atkins received a Bachelor of Science degree in Geology from the University of Oklahoma.

Our executive officers are elected annually by our Board and serve one-year terms or until their death, resignation or removal by our Board. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution stockholders not to apply these statements to other contexts.

Introduction

This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives, policies and practices with respect to our executive officers; and (3) identifies the elements of compensation for each of the individuals identified in the following table (our principal executive officer, principal financial officer and the three most highly compensated executive officers), whom we refer to in this proxy statement as our “named executive officers.”

Name	Principal Position
Allan D. Keel	Chief Executive Officer and President
E. Joseph Grady	Senior Vice President and Chief Financial Officer
Jay S. Mengle	Senior Vice President—Engineering
Thomas H. Atkins	Senior Vice President—Exploration
James J. Metcalf Jr.	Senior Vice President—Operations

Mr. Metcalf resigned effective September 6, 2017, at which time Mr. Mengle took over the responsibilities of the Senior Vice President—Operations.

Objectives and Philosophy of Our Executive Compensation Program

Our executive compensation program is designed to attract and retain highly qualified executives and to motivate them to maximize shareholder return. We strive to achieve a balance between cash and non-cash compensation similar to that of our peers and believe a significant portion of the compensation for each of our named executive officers should be incentive-based to emphasize a pay-for-performance philosophy. Therefore, overall competitive compensation levels and incentive pay levels vary based on the achievement of company-wide performance objectives and individual performance. Specifically, our compensation program is designed to:

•	Attract and retain individuals with superior ability;

•	Align named executive officers’ incentives with our corporate strategies, business objectives and the long-term interests of our shareholders; and

•	Increase the incentive to achieve key strategic and financial corporate performance measures by linking incentive award opportunities to the achievement of performance objectives in these areas.

To achieve these objectives, we focused in 2017 on the following corporate performance objectives:

•	Attaining a forecasted level of production;

•	Attaining a forecasted level of cash flow;

•	Attaining a specific (reduced) level of operating costs;

•	Minimizing negative revisions to on-shore proved reserve estimates;

•	Minimizing the cost of, and exposure to, liabilities associated with adverse health, safety and environmental activity;

•	Obtaining accretive shareholder return; and

•	Accomplishing strategic initiatives.

The Compensation Committee from time to time adjusts and/or replaces objectives and assigns relative weights or rankings to the applicable factors, but also from time to time makes subjective determinations of compensation levels based upon a consideration of all of these factors.

Key 2017 Actions

Due to the difficult and uncertain conditions facing the oil and gas industry, we took the following actions to manage executive compensation in alignment with shareholder interests during 2017:

•	Paid an average performance-based cash incentive bonus to the named executive officers at 43% of target as compared to paying an average of 74% of target to the named executive officers for 2016;

•	Maintained base salary levels flat for the named executive officers for the 5th straight year;

•	Reduced the long-term incentive grant values for the named executive officers by 25% (based on the value at grant date) as compared to the 2016 grants; and

•	Maintained our long-term equity incentive grants on a prospective-looking basis with vesting of such awards for the named executive officers contingent upon continued employment and attainment of long-term performance targets as opposed to strictly time-based vesting which was in place prior to 2016.

In recent years we have also implemented various best practice standards for our compensation program, as follows:

•	Clawback on Incentive Awards - Incentive awards are subject to clawback or other recovery policies maintained by the Company and its subsidiaries, including, without limitation, any clawback policies adopted by the Company as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Sarbanes-Oxley Act of 2002, or any other applicable law.

•	Incentives Tied to Company Performance and Vesting Periods – Beginning in October 2016, fifty percent (50%) of our long-term equity incentive compensation awards are subject to a performance vesting condition based upon our total shareholder return compared to an industry index or peer group, as applicable, over a three-year performance period.

•	No Single Trigger Vesting of Equity-Based Awards for Executive Employment Agreements – In connection with the amendment of the employment agreements in late 2016 (described in more detail below), we determined that the named executive officers should not receive immediate vesting of equity-based awards upon a change in control event or non-renewal of their employment agreement. The amended employment agreements provide that vesting for equity-based awards will only occur upon a change of control followed by termination of the named executive officer’s employment for specified reasons, as defined in such named executive’s employment agreement. This provision will apply to all awards granted following the adoption of the amended employment agreements.

Setting Executive Compensation

On behalf of our Board, the Compensation Committee reviews and evaluates all compensation for our executive officers, including our compensation philosophy, policies and plans. The Board has final approval of all compensation decisions made by the Compensation Committee with respect to our senior executive officers, unless and to the extent that a certain decision or element of compensation has been fully delegated to the Compensation Committee. Our Chief Executive Officer and Chief Financial Officer also typically play important roles in the executive compensation process, including evaluating the other executive officers and assisting in the development of performance target goals, although the Compensation Committee or the Board, as applicable, has the final decision-making authority over compensation decisions. The Compensation Committee takes into consideration our named executive officers’ total compensation, including base salary, annual incentives and long-term incentives, both cash and equity, when considering market-based adjustments to our named executive officers’ compensation.

The Compensation Committee also has the authority to retain a compensation consultant from time to time, as further described above under the heading “Corporate Governance and Our Board – Compensation Committee,” to

review our compensation policies and programs to determine our competitiveness within the oil and gas industry and advise the Compensation Committee as to whether modifications should be adopted in order to attract, motivate and retain key employees.

At the beginning of 2017, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”). Meridian assisted the Compensation Committee in 2017 with the following items: determining appropriate cash performance-based incentive bonuses for the 2016 year to be paid in 2017, determining an appropriate peer group with respect to general 2017 compensation (listed below), determining an appropriate peer group for our performance-based equity awards (listed below), creating a cash bonus structure for the 2017 year, providing guidance on 2017 equity-based incentive award levels and award design, and determining the number of additional shares to be added to our Amended and Restated 2009 Incentive Compensation Plan (the “2009 Plan”) (which was the subject of an approved shareholder proposal at last year’s 2017 annual meeting of shareholders). In selecting Meridian as its independent compensation consultant, the Compensation Committee assessed the independence of Meridian pursuant to SEC rules and considered, among other things, whether Meridian provides any other services to us, the policies of Meridian that are designed to prevent any conflict of interest between Meridian, the Compensation Committee and us, any personal or business relationship between Meridian and a member of the Compensation Committee or one of our executive officers and whether Meridian owns any shares of our common stock. Meridian is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee. Meridian does not provide any other services to the Company, and the Compensation Committee has concluded that we do not have any conflicts of interest with Meridian.

Our peer group for purposes of determining general 2017 compensation decisions consisted of the following twelve companies: Sanchez Energy Corp; Ring Energy Inc.; W&T Offshore Inc.; Abraxas Petroleum Corp/NV; Earthstone Energy Inc.; Jones Energy Inc.; Gastar Exploration Inc.; Exco Resources Inc.; Comstock Resources Inc.; Approach Resources Inc.; Petroquest Energy Inc.; and Rex Energy Corp. We believe that each of the peer companies has a similar market cap and are companies with which we compete for executive talent.

At our 2017 annual meeting of shareholders, we presented shareholders with a vote to approve, on an advisory basis, the compensation paid to our named executive officers as disclosed in the “Executive Compensation” section of our proxy statement relating to that meeting (referred to as a “say-on-pay” proposal). Approximately 96% of the votes cast on the say-on-pay proposal voted in favor of the proposal. We believe this strongly affirms shareholders’ support of our approach to executive compensation, and we did not make any material changes to our program solely due to the advisory vote received. At our 2016 annual meeting we also presented our shareholders with an advisory vote to approve the frequency that we would present our shareholders with a say-on-pay proposal, and we recommended that our shareholders approve an annual vote because we believe that periodic shareholder advisory votes on executive compensation are appropriate and our Compensation Committee values the feedback provided by our shareholders through such votes. Our shareholders agreed and provided an advisory vote for an annual say-on-pay proposal. We will take the advisory vote on say-on-pay that we conduct at this year’s annual meeting into consideration when making compensation decisions in the future.

Elements of our Executive Compensation Program

General

The principal components of our executive compensation program include:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity-based incentive compensation;

•	severance benefits; and

•	other health and fringe benefits.

Base Salary

We provide base salaries to our executive officers to compensate them for services rendered during the year at levels that we believe are competitive in the oil and gas industry and that are designed to allow us to attract, motivate and retain executive officers. Base salaries are a major component of the total annual cash compensation paid to our executive officers and are reviewed annually by the Compensation Committee. Unless delegated to the Compensation Committee, base salary determinations are made by our Board taking into consideration salary recommendations from the Compensation Committee. The Compensation Committee considers senior management’s recommendations as to appropriate compensation for members of management reporting to them.

All of our executive officers were subject to employment agreements that provided for a fixed base salary during the 2017 year. The revised employment agreements we entered into with Messrs. Keel, Grady, Mengle and Atkins in late 2016 also contain a fixed base salary amount that is at the same level as the original 2013 agreements. These salaries were originally determined by the Compensation Committee and Board in 2013 in connection with the Merger after consultation with its then-current compensation consultant Longnecker & Associates and taking into account many factors, including:

•	the responsibilities of the officer;

•	the scope, level of expertise and experience required for the officer’s position;

•	the strategic impact of the officer’s position;

•	the potential future contribution and demonstrated individual performance of the officer; and

•	salaries paid for comparable positions at similarly-situated companies.

The table discloses the annual base salaries for each of our named executive officers for the years 2015 to 2018, which were originally set mid-2013 for all executives other than Mr. Metcalf, who joined our company in 2017. The base salaries of all of our named executive officers other than Mr. Metcalf were held constant during the 2015 to 2018 years in recognition of conditions in the oil and gas industry and, as targeted by the Compensation Committee, remain comparable to the 50th percentile of our peer group as confirmed by our current compensation consultant, Meridian.

Name	Base Salary for 2015 (1)	Base Salary for 2016 (1)	Base Salary for 2017	Base Salary for 2018
Allan D. Keel	$600,000	$600,000	$600,000	$600,000
E. Joseph Grady	$400,000	$400,000	$400,000	$400,000
Jay S. Mengle	$300,000	$300,000	$300,000	$300,000
Thomas H. Atkins	$310,000	$310,000	$310,000	$310,000
James J. Metcalf Jr. (2)	N/A	N/A	$330,000	N/A

(1)	In recognition of the difficult and uncertain conditions facing the oil and gas industry and our efforts to reduce cash general and administrative costs and to further align the interests of Company directors and employees with the interests of shareholders, effective September 1, 2015, we implemented a retainer fee and salary replacement program (the “replacement program”), which was applicable to our directors and named executive officers, as well as all other non-field employees. Pursuant to this program, each named executive officer’s base salary was reduced by ten percent during the final four months of 2015. The amount of the 2015 base salary reduction for each of our named executive officers was replaced by an early 2016 award of shares of fully vested common stock (with the grant-date value of such shares approximately equal to the amount of the 2015 base salary reduction). The replacement program remained in place from January 1, 2016 to August 31, 2016 and impacted the amount of 2015 and 2016 base salary payments that were actually received by our named executive officers for each applicable pay period. The replacement program ended effective September 1, 2016, and the amount of the 2016 reduction was paid in cash to each of our named executive officers on September 16, 2016.
(2)	Mr. Metcalf was not a named executive officer during the 2015 or 2016 years, and he resigned prior to the end of the 2017 year. We set Mr. Metcalf’s base salary by analyzing his expected role and responsibilities within the company, and reviewing data within the Effective Compensation, Inc. Oil & Gas Exploration and Production Industry Compensation Survey for positions commensurate with his role. Like our other named executive officers, we targeted the 50th percentile of peer compensation in setting his base salary.

Annual Cash Incentive Compensation

Our named executive officers are eligible to participate in an annual, performance-based cash incentive compensation plan that is designed to reward all employees on the basis of our Company attaining pre-determined performance measures. The annual incentive plan is governed by the 2009 Plan. The Compensation Committee retains the flexibility to make certain adjustments to the final awards for all employees, including our named executive officers, within the overall parameters of the plan, to better recognize the impact of their general contributions to the Company’s success, individual strengths and individual efforts that each individual officer may have exerted on our behalf during the fiscal year. The Compensation Committee does not have the authority to increase the bonus over the calculated amount under the performance-based cash incentive plan for such individual performance goals, however, the Compensation Committee or Board has the authority to award additional discretionary amounts in recognition of specific contributions unrelated to the targets set for the performance-based cash incentive awards.

The Compensation Committee annually approves the performance metrics and quantitative goals that make up the cash incentive bonus awards, typically within the first three months of the applicable calendar year. The performance metrics and quantitative goals are reviewed annually by the Compensation Committee with input from our executive officers, advice from retained experts, when deemed appropriate, and adjusted, as needed, in order to reflect our current structure and operations. Each year a threshold, target and maximum goal are set for each individual metric. For 2017, the performance goal categories for our named executive officers consisted of the following metrics and relative weightings:

Elements of our 2017 Annual Cash Incentive Program

Performance Metric	Weight of Metric to Total Award	Threshold	Target	Maximum
Oil and Gas Production (1)	6%	19.7 Bcfe	21.9 Bcfe	24.0 Bcfe
Earnings before Interest, Taxes, Depreciation, Amortization and Exploration Expenses (EBITDAX) (2)	6%	$40.0 million	$44.4 million	$48.8 million
Total Cash Operating Costs (3)	6%	$50.7 million	$46.1 million	$41.5 million
Onshore Negative Reserve Revisions (4)	6%	-2.0 Bcfe	0	+ 4.0 Bcfe
Health, Safety and Environmental Costs (5)	6%	N/A	100% of goal	N/A
Shareholder Return	20%
Relative Total Shareholder Return (6)		30th %ile	50th %ile	90th%ile
Absolute Total Shareholder Return (6)		<0%	0-15%	>15%
Strategic Initiatives (7)	50%	Discretionary

(1)	The oil and gas production goal is based on achievement of a targeted production level for the year. Performance levels are measured using a billion cubic feet of natural gas equivalent (utilizing a 6 to 1 conversion ratio) for oil and natural gas liquids (Bcfe). Production targets for 2017 were lower than 2016 due to (a) standard declines in our production over the life of our wells, (b) only minor development of new wells during 2015 and 2016 due to the low and uncertain commodity price environment, and (c) the anticipation of brining on new wells in our West Texas asset acquired at the end of 2016 on an exploratory basis through a portion of 2017.
(2)	EBITDAX represents net income (loss) before interest expense, taxes, and depreciation, depletion and amortization, and exploration expenses. It is a non-GAAP measure that we use as an approximation of cash flow from operations before tax. We typically determine EBITDAX by adding interest expense, income tax provision, depreciation, depletion and amortization and exploration expenses to net income. However, our definition of EBITDAX may differ from that of other companies and excludes exploration expenses, exploration dry hole costs and other non-cash charges normally considered expenses by oil and gas companies utilizing successful efforts method of accounting. We believe EBITDAX is a valuable measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business.
(3)	This represents cash general and administrative expenses, direct lease operating expenses, expense workover costs and transportation and gathering costs, which measure our ability to efficiently maintain and operate our oil and gas properties while also containing costs.
(4)	This measures our ability to maximize the productivity of, and to accurately estimate, our onshore proved reserves. Performance levels are measured using a billion cubic feet of natural gas equivalent (utilizing a 6 to 1 conversion ratio) for oil and natural gas liquids (Bcfe).

(5)	This measures our ability to promote a safe and healthy work environment and contain costs relating to health, safety and environmental exposures. This goal is comprised of numerous quantitative and qualitative safety metrics and is measured based on outperformance of our three-year trend for each of the metrics. There is only a target goal for this metric, no threshold or maximum. Where performance falls below target, no award is made for the respective metric(s). Where performance is above target, the award is made at target.
(6)	This measures the Company’s stock (NYSE American: MCF) performance relative to the peer group and is determined by ranking the Company’s stock performance and peer performance at the beginning and end of the calendar year performance period to determine the percentile rank of the Company relative to the peer group. This measure is further modified by considering the absolute performance of the Company’s stock for the same period, is reduced by half if there is negative shareholder return and can be multiplied by up to 1.5 for accretive shareholder return.
(7)	This metric is dependent on the Compensation Committee’s subjective evaluation of performance in accomplishing or progressing certain strategic initiatives. The factors established by the Compensation Committee to evaluate performance related to the discretionary award included the level of capital efficiency attributable to our development of our Southern Delaware Basin asset, total reserve additions per completed well, our internal rate of return attributable to well cost investment, total net reserves added during the year, and net acres added in the Permian basin.

Amounts potentially earned under the performance-based cash incentive awards are set at certain percentages of the participant’s base salary. The employment agreements with our named executive officers provide that they are eligible to participate in our annual cash incentive bonus plan, and each executive’s agreement sets for the “target” bonus amount as a percentage of salary. Although the employment agreements do not provide for a guaranteed minimum (referred to herein as “threshold”) or maximum award levels for each calendar year, with respect to the 2017 year the Compensation Committee established the additional performance levels based on base salary amounts set forth below. The bonus target levels, as a percentage of base salary, which each named executive officer is eligible to receive as an incentive bonus under their employment agreements, assuming performance goals are met, and threshold and maximum levels established for 2017 are as follows:

Name	Threshold	Target	Maximum
Allan D. Keel	50%	100%	150%
E. Joseph Grady	50%	100%	150%
Jay S. Mengle	50%	80%	120%
Thomas H. Atkins	50%	80%	120%
James J. Metcalf Jr.	50%	80%	120%

Should our financial and operating results meet or exceed either the pre-determined “threshold,” “target” and “maximum” values assigned a particular performance category (with linear interpolations between each level), then each named executive officer is generally paid a corresponding percentage of his annual salary amount for that metric. As noted above, the Compensation Committee retains the right to make what it determines to be appropriate adjustments to actual performance results for the year, to the extent it believes that adjustments are warranted. For example, in determining the actual level of EBITDAX for a particular year, it may exclude the effects of certain non-cash income/expense items such as the mark to market benefit/charge to our results of operations required by FASB ASC Topic 815, “Derivatives and Hedging,” non-cash charges to our results of operations related to FASB ASC Topic 718 or the variance in EBITDAX caused by the variance between actual NYMEX benchmark oil and gas prices and the forecasted NYMEX benchmark prices incorporated into the performance goals (since NYMEX prices are largely not within management’s control).

We satisfied each of the company performance metrics for the 2017 year as follows:

Performance Metric	Percentage of Target Goal Achieved for Metric	Approximate Weighted Percentage of Target Award Level Earned for Metric (1)	Approximate Percentage of Total Award Attributable to Metric (1)
Oil and Gas Production	93.6%	4.1%	11%
Earnings before Interest, Taxes, Depreciation, Amortization and Exploration Expenses	90.7%	3.2%	8%
Total Cash Operating Costs	97.0%	5.1%	13%
Onshore Negative Reserve Revisions	161%	7.8%	20%
Health, Safety and Environmental Costs	83.0%	5.0%	13%
Total Shareholder Return	0%	0%	0%
Discretionary-Strategic Initiatives (2)	N/A	13.5%	35%
Total			100%

(1)	Percentage of Target Award Level Earned for Metric and Percentage of Total Award Attributable to Metric provided in this table represent the awarded amounts for our President/CEO. The levels for the other NEO’s will be slightly different because of differences in their overall bonus opportunity levels.
(2)	The Compensation Committee made a subjective determination to award 13.5% of the strategic initiative oriented discretionary award for the 2017 year (27% of the target award level). Among the factors considered by the Compensation Committee when evaluating this award were the Company’s achievement of reserve additions per completed well in close alignment to target, significant increases in total net reserves added for the Southern Delaware Basin development over what was originally estimated when acquiring the acreage, and the addition of strategic acreage that consolidated the company’s position to allow for more operated wells to be included in our drilling inventory.

The performance-based cash incentive awards to each named executive officer for the 2017 year are reflected within the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The awards were paid in March 2018. A summary of 2017 target and actual award levels compared to 2016 target and actual award levels as a percentage of base salary are reflected in the table below, showing a reduction in awards year over year.

Named Executive Officer (1)	2016 Target Award %	2016 Actual Award %	2017 Target Award %	2017 Actual Award %
Allan D. Keel	100%	72.7%	100%	38.7%
E. Joseph Grady	90%	72.8%	100%	43.7%
Jay S. Mengle	80%	74.2%	80%	48.4%
Thomas H. Atkins	80%	74.2%	80%	40.1%

(1)	The amounts included in this table represent the performance-based cash incentive bonuses awarded to our named executive officers for 2017 as a percentage of base salary. Mr. Metcalf was no longer employed at the time that bonuses were paid and has been excluded from the table.

Long Term Equity Incentive Compensation

In addition to the annual cash incentive awards described above, our 2009 Plan also allows us to grant equity-based incentive awards to our named executive officers and other eligible employees. We have adopted a long-term equity award program under the 2009 Plan (the “LTIP”) pursuant to which each of our employees, including our named executive officers, is eligible to participate. The annual equity awards contemplated by the LTIP will provide the named executive officers with a longer-term stake in our Company. The equity awards granted under the LTIP are intended to act as a long-term retention tool and align employee and stockholder interests by increasing compensation as stockholder value increases.

In October 2016 our Board determined to modify our annual equity program. The Compensation Committee first desired to clarify the award process by granting equity-based awards on a “look-forward” basis, a trend within the oil and gas industry, rather than a “look-back” policy that had existed in prior years. LTIP awards will be granted as an incentive to superior performance in future years, which will be accomplished by having the awards subject to both time-based and performance-based vesting conditions.

The second change the Compensation Committee made in October 2016 was the inclusion of a performance-based vesting component to our equity grants. The Board determined that the annual equity awards granted pursuant to the LTIP should be granted 50% in time-based restricted stock awards that vest in three annual installments, and 50% in performance-based restricted stock unit awards. The performance period for the performance awards will be three years. With respect to our 2017 awards, our total shareholder return (“TSR”) will be measured against the TSR performance of a group of the following twenty-one peer companies:

•	Abraxas Petroleum Corp.

•	Approach Resources, Inc.

•	Bill Barrett Corp.

•	Callon Petroleum Co.

•	Carrizo Oil & Gas, Inc.

•	Denbury Resources, Inc.

•	Energen Corp.

•	EP Energy Corp.

•	Extraction Oil & Gas Inc.

•	Halcon Resources Corp.

•	Laredo Petroleum, Inc.

•	Matador Resources Co.

•	Murphy Oil Corp.

•	Oasis Petroleum, Inc.

•	QEP Resources, Inc.

•	Sanchez Energy Corp.

•	SM Energy Co.

•	Synergy Resources Corp.

•	W&T Offshore, Inc.

•	Whiting Petroleum Corp.

•	WPX Energy, Inc.

At the end of the three-year period, the TSR for us and each peer company is ranked highest to lowest, with a percentile rank assigned to each company and a payout percentage (as applied to target) as determined below:

MCF Percentile Rank	Payout as % of Target Award (Adjusted Target Award)
90th percentile or above more	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%
Less than 30th percentile	0%

TSR for the 2017 performance-based restricted stock unit awards shall be calculated as follows:

TSR = End of Period Share Price (1) – Beginning of Period Share Price (2) + Dividends (3)

Beginning of Period Share Price (2)

(1)	Calculated as the twenty-day volume weighted average of the high and low stock price (VWAP) during the last twenty days of the performance period.
(2)	Calculated as the twenty-day volume weighted average of the high and low stock price (VWAP) during the last twenty days immediately preceding the performance period.
(3)	Assumes dividends are reinvested on a daily basis.

Following a determination of the performance level achieved according to our peers, the performance-based restricted stock unit awards will be subject to a further TSR-based multiplier that is dependent solely upon our TSR performance for the applicable performance period as follows:

Annualized Contango TSR	Multiplier
<0%	50%
0-15%	100%
>15%	150%

The number of time-based restricted stock and the target number of performance-based restricted stock unit awards granted to our named executive officers during the 2017 year are reflected below:

Named Executive Officer	Restricted Stock (#) (1)	Restricted Stock Value on Grant Date ($)(2)	Performance Based Restricted Stock Units (Target #)(3)	Performance- Based Restricted Stock Units Value on Grant Date ($)(2)	Total Target Value on Grant Date
Allan D. Keel	66,859	507,460	66,859	930,009	1,437,469
E. Joseph Grady	31,201	236,816	31,201	434,006	670,822
Jay S. Mengle	20,057	152,233	20,058	279,007	431,239
Thomas H. Atkins	20,726	157,310	20,726	288,299	445,609
James J. Metcalf Jr. (4)	52,063	400,858	52,064	556,510	957,368

(1)	The restricted stock awards reflected vest in three equal annual increments commencing on the first anniversary of the grant date (April 18, 2017), according to the following schedule: 33% (year 1), 33% (year 2), and 34% (year 3).
(2)	Value was determined in accordance with the same grant date accounting principles used to report stock and stock unit grants within the Summary Compensation Table below.
(3)	The performance-based restricted stock units reflected were granted April 18, 2017 and vest at the end of a three-year performance period beginning January 1, 2017 and ending December 31, 2019. The actual number of shares that may ultimately be granted will range from 0% to 300% of the original units granted depending upon the Company’s TSR performance against selected peers and whether that performance is positive over the period. Share amounts shown for performance-based restricted stock units reflect the target award level.
(4)	Includes new hire stock award granted on February 6, 2017 of 30,000 restricted shares which were scheduled to vest in three equal annual increments commencing on the first anniversary of the grant date, according to the following schedule: 33% (year 1), 33% (year 2), and 34% (year 3), and 30,000 performance-based restricted stock units subject to the same vesting outlined in footnote 3. Mr. Metcalf forfeited all awards upon his separation from employment.

Severance Benefits

Each of the current employment agreements with our named executive officers provide for severance payments upon a termination for any reason other than cause, including termination pursuant to a change of control. These agreements also provide for the accelerated vesting of certain equity awards in the event of an involuntary termination in connection with a change of control. We believe that the executive officers should be provided an incentive to consummate a change of control that would generate attractive returns for our stockholders. Without such an incentive, the executive officers may not diligently pursue such opportunities. In addition, severance provisions were included as a means of attracting and retaining executives and to provide replacement income if their employment is terminated under certain circumstances. Each employment agreement contains similar but not identical provisions regarding severance payments and relevant provisions of those agreements are provided in the section titled “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Other Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability, and our 401(k) plan, in each case, on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our named executive officers. We pay membership dues for private clubs for two of our named executive officers as these memberships are intended to be used in part for business entertainment purposes.

Other Matters

Tax Considerations

Although our Compensation Committee considers the tax and accounting treatment associated with the cash and equity grants it makes, these considerations are not dispositive. In 2017 Section 162(m) of the Code placed a limit of $1.0 million per person on the amount of compensation that we may deduct in any year with respect to our chief executive officer and our three most highly compensated executive officers other than the chief executive officer and the chief financial officer. There was an exemption from the $1.0 million limitation for performance-based compensation that met certain requirements. Our benefit plans were generally designed to permit compensation to be structured to meet the qualified performance-based compensation exception, although beginning in 2018 the performance-based compensation exception was eliminated from Section 162(m) of the Code for arrangements that are not deemed to be grandfathered pursuant to the Tax Cuts and Jobs Act. To maintain flexibility in compensating named executive officers in a manner designed to promote varying company goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee therefore retains the ability to evaluate the performance of our executive officers and to pay appropriate compensation, even if some of it may be non-deductible, to ensure competitive levels of total compensation is paid to certain individuals.

We account for stock-based awards based on their grant date fair value, as determined under FASB ASC Topic 718. In connection with its approval of stock-based awards, the Compensation Committee is cognizant of and sensitive to the impact of such awards on stockholder dilution and our financial statements.

Risk Considerations in our Overall Compensation Program

When establishing and reviewing our executive compensation program, the Compensation Committee has considered whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. While behavior that may result in inappropriate risk taking cannot necessarily be prevented by the structure of compensation practices, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Our compensation program is comprised of both fixed and incentive-based elements. The fixed compensation (i.e., base salary) provides reliable, foreseeable income that mitigates the focus of our employees on our immediate financial performance or our stock price, encouraging employees to make decisions in our best long-term interests. The incentive components are designed to be sensitive to our short- and long-term goals, performance and stock price. In combination, we believe that our compensation structures do not encourage our officers and employees to take unnecessary or excessive risks in performing their duties. In conclusion, we believe that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on our company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Contango Oil & Gas Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

B. James Ford (Chairman)

B.A. Berilgen

Charles M. Reimer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or was during 2017 an employee, or is or ever has been an officer, of the Company or its subsidiaries. No executive officer of the Company has served as a director or a member of the compensation committee of another company whose executive officers serve as a member of the Company’s Board or Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation and benefits that were paid to or earned by our named executive officers for years 2015, 2016 and 2017.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Allan D. Keel	2017	600,000	—	1,437,469	—	232,218	50,840	2,320,526
Chief Executive Officer	2016	600,000	145,410	2,281,146	—	290,819	50,212	3,367,587
and President	2015	580,000	—	975,336	—	108,800	51,014	1,715,151
E. Joseph Grady	2017	400,000	—	670,822	—	174,812	45,235	1,290,868
Senior Vice President	2016	400,000	87,348	1,089,702	—	174,696	51,394	1,803,140
and Chief Financial Officer	2015	386,667	—	480,212	—	65,800	53,220	985,899
Jay S. Mengle	2017	300,000	—	431,239	—	116,275	33,647	881,162
Senior Vice President	2016	300,000	59,330	816,602	—	118,659	33,792	1,328,383
Engineering	2015	290,000	—	357,847	—	45,400	34,328	727,574
Thomas H. Atkins	2017	310,000	—	445,609	—	99,484	34,855	889,948
Senior Vice President –	2016	310,000	61,307	606,638	—	122,615	40,099	1,140,659
Exploration	2015	299,667	—	369,781	—	46,900	43,630	759,977
James J. Metcalf Jr.	2017	193,980	—	957,368	—	—	13,041	1,164,390
Senior Vice President –
Operations

(1)	For 2015 and 2016, the amounts included in this column reflect application of the replacement program.
(2)	The amounts included in this column represent the discretionary portion of the cash incentive bonus awarded to our named executive officers for 2016.
(3)	This column reflects a combination of equity-based awards made during 2017. The amounts reported in this column reflect the aggregate grant date fair value of all restricted stock and performance-based restricted stock units granted during fiscal 2017, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See note 7 to our consolidated financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards. Although the grant date value is reported for Mr. Metcalf, he forfeited the equity awards granted to him upon his resignation in September 2017.
(4)	The amounts included in this column represent the performance-based cash incentive bonuses awarded to our named executive officers for 2015, 2016 and 2017. Mr. Metcalf was no longer employed at the time that bonuses were paid.
(5)	For 2017, the amounts included in this column are attributable as follows:

	Matching 401(k) Contributions ($)	Insurance Premiums* ($)	ORRI Payments** ($)	Club Dues***($)	Total ($)
Allan D. Keel	16,200	15,323	—	19,317	50,840
E. Joseph Grady	16,200	25,679	—	3,356	45,235
Jay S. Mengle	16,200	17,447	—	—	33,647
Thomas H. Atkins	16,200	17,447	1,208	—	34,855
James J. Metcalf Jr.	10,814	2,228	—	—	13,041

*	Represents premium payments made on behalf of the executive officers for medical, dental, vision, life and accidental death and dismemberment insurance and long-term disability insurance.
**	Mr. Atkins receives royalty payments attributable to overriding royalty interests granted to him pursuant to an Overriding Royalty Interest Plan that was previously maintained by Crimson and terminated in 2010. Mr. Atkins also received royalty payments from third-party operators attributable to overriding royalty interests granted to him pursuant to the Crimson Overriding Royalty Interest Plan; such amounts are not reflected above.
***	Represents payments made on behalf of the executive officers for membership dues at private clubs.

Grants of Plan-Based Awards during the Year Ending December 31, 2017

Name	Grant Date		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Allan D. Keel	4/18/2017	(1)							66,859	507,460
	4/18/2017	(2)				16,715	66,859	200,577		930,009
			300,000	600,000	900,000
E. Joseph Grady	4/18/2017	(1)							31,201	236,816
	4/18/2017	(2)				7,800	31,201	93,603		434,006
			200,000	400,000	600,000
Jay S. Mengle	4/18/2017	(1)							20,057	152,233
	4/18/2017	(2)				5,015	20,058	60,174		279,007
			150,000	240,000	360,000
Thomas H. Atkins	4/18/2017	(1)							20,726	157,310
	4/18/2017	(2)				5,182	20,726	62,178		288,299
			155,000	248,000	372,000
Jim Metcalf	2/6/2017	(1)							30,000	233,400
	2/6/2017	(2)				15,000	30,000	60,000		249,600
	4/18/2017	(1)							22,063	167,458
	4/18/2017	(2)				5,516	22,064	66,192		306,910
			165,000	264,000	396,000

(1)	Reflects restricted stock awards granted pursuant to our LTIP with respect to the 2017 performance year, which will vest in three annual installments. Mr. Metcalf forfeited this award upon his resignation in September 2017.
(2)	Reflects performance-based restricted stock unit awards granted pursuant to our LTIP with respect to the 2017 performance year. During the three-year performance period (January 1, 2017 – December 31, 2019), our TSR performance will be measured relative to the TSR performance of a select group of peers, performance to be determined by ranking the Company’s stock performance and peer performance at the beginning and end of the performance period, with potential results ranging from a threshold of 0% of target to 300% of target. This measure considers the absolute TSR of our stock for the same period which reduces the award by half if there is a negative absolute TSR and increases the award by up to 1.5 times for significant accretive TSR to determine the number of shares granted to the applicable named executive officer upon vesting. Mr. Metcalf forfeited this award upon his resignation in September 2017.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The table below reflects the ratio of base salary and discretionary cash bonuses to total compensation for each of our named executive officers. Due to Mr. Metcalf’s partial year of employment he is not included below.

Named Executive Officer	Base Salary and Discretionary Bonus as a Percent of Total Compensation
Allan D. Keel	29.33%
E. Joseph Grady	36.62%
Jay S. Mengle	39.99%
Thomas H. Atkins	38.60%

Outstanding Equity Awards at 2017 Year-End

The table below reflects the unexercised and unvested equity compensation awards that each of our named executives held as of December 31, 2017. Due to Mr. Metcalf’s partial year of employment and resignation prior to the end of 2017, he did not have any outstanding equity awards to report as of December 31, 2017.

	Option Awards				Stock Awards			Performance-Based Restricted Stock Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares That Have Not Vested ($)(1)		Market Value of Shares that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Unearned Shares That That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(2)
Allan D. Keel	41,439	0	60.33	2/17/21	21,616	(3)	101,811	30,150	(7)	142,007
	14,504	0	60.33	6/16/21	38,614	(4)	181,872	16,715	(8)	78,726
					40,401	(5)	190,289
					66,859	(6)	314,906
E. Joseph Grady	18,647	0	60.33	2/17/21	10,643	(3)	50,129	14,350	(7)	67,589
					18,388	(4)	86,607	7,800	(8)	36,739
					19,229	(5)	90,569
					31,201	(6)	146,957
Jay S. Mengle	3,729	0	60.33	2/17/21	7,931	(3)	37,355	10,750	(7)	50,633
					13,791	(4)	64,956	5,015	(8)	23,618
					14,405	(5)	67,848
					20,057	(6)	94,468
Thomas H. Atkins	3,174	0	60.33	2/17/21	8,195	(3)	38,598	11,150	(7)	52,517
					14,941	(5)	70,372	5,182	(8)	24,405
					20,726	(6)	97,619

(1)	For events that could result in accelerated vesting or forfeiture of the awards, see the section entitled “Potential Payments upon Termination or Change of Control—Severance Payments” below.
(2)	The market value of the unvested awards were determined using the closing price of our Common Stock on December 31, 2017 of $4.71 per share (which was the closing price on December 29, 2017, the last trading day of the year).
(3)	The restricted stock awards reflected vest in four equal annual increments commencing on the first anniversary of the date of grant (March 13, 2015), according to the following schedule: 25% (year 1), 25% (year 2), 25% (year 3), and 25% (year 4).
(4)	The restricted stock awards reflected vest in four equal annual increments commencing on the first anniversary of the date of grant (April 26, 2016), according to the following schedule: 25% (year 1), 25% (year 2), 25% (year 3), and 25% (year 4).
(5)	The restricted stock awards reflected vest in three annual increments commencing on the first anniversary of the date of grant (October 20, 2016), according to the following schedule: 33% (year 1), 33% (year 2), 34% (year 3).
(6)	The restricted stock awards reflected vest in three annual increments commencing on the first anniversary of the date of grant (April 18, 2017), according to the following schedule: 33% (year 1), 33% (year 2), 34% (year 3).
(7)	The performance-based restricted stock units reflected were granted October 20, 2016 and vest at the end of a three-year performance period beginning January 1, 2016 and ending December 31, 2018. The actual number of shares that may ultimately be granted range from 0% to 200% of the original units granted depending upon the Company’s stock (NYSE American: MCF) performance over the XOP Index. As our actual performance as of December 31, 2017 would have vested the awards below the minimum level, we have reflected minimum levels within this table, although the number that will be eligible to vest cannot be determined until December 31, 2018.
(8)	The performance-based restricted stock units reflected were granted April 18, 2017 and vest at the end of a three-year performance period beginning January 1, 2017 and ending December 31, 2019. The actual number of shares that may ultimately be granted range from 0% to 300% of the original units granted depending upon the Company’s TSR performance as compared to the TSR of a select group of peers over the same period, and also considering the absolute TSR performance of the Company, which could further modify the shares that vest by 50-150%. As our actual performance as of December 31, 2017 would have vested the awards below the minimum level, we have reflected minimum levels within this table, although the number that will be eligible to vest cannot be determined until December 31, 2019.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of restricted stock awards during 2017 on an aggregated basis with respect to each of our named executive officers. During 2017, none of our named executive officers exercised any stock option awards.

Option Exercises and Stock Vested During 2017
Name	Stock Awards
	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Allan D. Keel	10,809	(1)	66,800
	12,872	(2)	101,431
	19,899	(3)	81,785
E. Joseph Grady	5,321	(1)	32,884
	6,130	(2)	48,304
	9,471	(3)	38,926
Jay S. Mengle	3,965	(1)	24,504
	4,597	(2)	36,224
	7,095	(3)	29,160
Thomas H. Atkins	4,098	(1)	25,326
	7,359	(3)	30,245

(1)	The restricted stock reflected here vested March 13, 2017. The value was determined using the closing price of our Common Stock of $6.18/share on the vesting date. Each of Messrs. Keel, Grady, Mengle and Atkins elected to satisfy all or some portion of their individual federal tax withholding obligations with vested shares based on the $6.18/share price. Accordingly, 2,956; 1,455; 1,084; and 1,120 shares, respectively, were withheld from the amounts reflected in the table above.
(2)	The restricted stock reflected here vested April 26, 2017. The value was determined using the closing price of our Common Stock of $7.88/share on the vesting date. Each of Messrs. Keel, Grady and Mengle elected to satisfy all or some portion of their individual federal tax withholding obligations with vested shares based on the $7.88/share price. Accordingly, 3,520; 1,676; and 1,257 shares, respectively, were withheld from the amounts reflected in the table above.
(3)	The restricted stock reflected here vested October 20, 2017. The value was determined using the closing price of our Common Stock of $4.11/share on the vesting date. Each of Messrs. Keel, Grady, Mengle and Atkins elected to satisfy all or some portion of their individual federal tax withholding obligations with vested shares based on the $4.11/share price. Accordingly, 5,442; 2,590; 1,940; and 2,012 shares, respectively, were withheld from the amounts reflected in the table above.

Potential Payments Upon Termination or Change in Control

Our named executive officers are eligible to receive certain severance benefits and change in control benefits pursuant to their employment agreements and the terms of our LTIP awards. The potential severance and change in control benefits that our named executive officers could have received as of December 31, 2017 are described and quantified below.

Employment Agreements

We originally entered into employment agreements with Messrs. Keel, Grady, Mengle and Atkins in 2013. These agreements were amended November 30, 2016, and those amended and restated agreements were in place during 2017 and are described below. We entered into an employment agreement with Mr. Metcalf upon his entry into employment with us in February 2017, but due to his resignation as of September 6, 2017, his employment agreement was no longer effective December 31, 2017. Mr. Metcalf did not receive any severance benefits upon his resignation; therefore, he will not be reflected within the table below.

The employment agreements have new terms beginning on the effective date of the agreement. With respect to Messrs. Keel and Grady, the original term will be three years following the effective date, and with respect to Messrs. Mengle and Atkins the original term will be two years following the effective date. Each of the employment agreements will be automatically renewed for additional one-year terms if neither party has provided notice of a non-renewal at least 90 days prior to the date of the scheduled renewal.

Base salaries were not modified for any of the executives from the amounts set forth in their original 2013 employment agreements. Each applicable executive will be eligible to participate in our cash incentive bonus plan for each applicable employment calendar year, with target annual awards set at the following percentages of base salary for each executive: Messrs. Keel and Grady, 100%; Messrs. Mengle and Atkins, 80% (the “Target Bonus”). Each executive will also be eligible to participate in our equity compensation plans under the terms and conditions as the Company may determine for any applicable calendar year.

In the event that an executive incurs a termination from employment by us without Cause (defined below) or by an executive for Good Reason (defined below), in either case outside of a Protection Period (defined below), the executive would be entitled to receive the following benefits provided that he complies with the restrictive covenants described below and signs a release in our favor: (a) a cash payment equal to two times the executive’s current base salary; (b) a cash payment equal to the greater of (1) the average amount of the annual cash bonus the executive has received during the two years prior to the year of termination (the “Average Bonus”) or (2) the Target Bonus; (c) pro-rata vesting acceleration or adjustment of all equity compensation awards, (d) reimbursements for continued health benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and (e) a pro-rata cash bonus for the year in which the termination occurs, calculated based on actual performance for the full year but pro-rated for the number of days the executive was employed during the year.

In the event that an executive is terminated from employment by us without Cause or by an executive for Good Reason, in either case during a Protection Period, the terminated executive would be entitled to receive the following benefits provided that he complies with the restrictive covenants described below and executes and delivers a release of liability in our favor: (i) a cash payment equal to two times the executive’s then current base salary; (ii) a cash payment equal to two times the greater of (1) the Average Bonus or (2) the Target Bonus; (iii) full acceleration of vesting with respect to all equity compensation awards with time-based vesting; (iv) acceleration of vesting to the end of the performance period applicable to all equity compensation awards with performance-based vesting; (v) reimbursements for continued health benefits pursuant to COBRA and (vi) a pro-rata cash bonus for the year in which the termination occurs, calculated based on actual performance for the full year but pro-rated for the number of days the executive was employed during the year.

The benefits each executive (or his estate) could receive upon an executive’s termination of employment due to a death or Permanent Disability (as defined below) were not modified from the original 2013 employment agreement provisions. The executives (or their estate, as applicable) would each be entitled to receive a pro-rata salary and Target Bonus amount for the year of termination and acceleration of vesting for all equity compensation awards. The executive (or his estate) would also receive a cash payment equal to the greater of (a) the remainder of base salary that would have been earned by the executive under the employment agreement until the end of the term of the agreement or (b) twelve months of base salary plus the Target Bonus amount for the year of termination. We will reimburse the executive (or his estate) for continued health care costs for the executive (or his dependents) pursuant to COBRA following a termination due to death or Permanent Disability.

In the event that an executive is terminated for Cause or resigns without Good Reason, either outside or during a Protection Period, or we do not renew the employment agreements, the executive would not receive severance payments. The employment agreements contain confidentiality, non-competition and non-solicitation covenants, and the executive will be bound to the non-compete and non-solicitation restrictions for one year in the event that he is terminated for any reason other than Cause. In order to receive any severance payments, the executive is required to execute a general release of claims against us.

The employment agreements provide that no gross-up payment for any excise taxes under Section 4999 of the Code will be made in connection with a change in control event. In that event, if payments to any of the executives would otherwise constitute a parachute payment under Section 280G of the Code, then the payments will be limited to the dollar amount that can be paid to the executive without triggering an excise tax under Section 4999 of the Code, unless the net after-tax amount payable to the executive, after taking into account any excise tax incurred under Section 4999, would be greater without a limitation on the payments.

For purposes of the employment agreements, the capitalized terms described above shall generally be defined as follows:

•	“Cause” shall generally be defined as (a) the continued failure by an executive to perform his duties that results in material injury to us; (b) an executive’s engagement in conduct that is willful, reckless or grossly negligent and that is materially injurious to us or any affiliate; (c) in certain situations, an executive’s indictment for crimes involving moral turpitude or a felony; (d) in certain situations, an executive’s indictment for an act of criminal fraud, misappropriation or personal dishonesty; or (e) an executive’s material breach of the employment agreement in a way that is materially injurious to us.

•	“Good Reason” is generally defined within the employment agreements as the occurrence of one of the following events that occurs within the six month period prior to an executive’s termination and without the executive’s consent: (i) a material breach by us of any provision of the employment agreement; (ii) an assignment of duties that materially and adversely alters the nature or status of an executive’s position, job description, title or responsibilities; (iii) we require an executive to relocate to a location outside of the Houston, Texas metropolitan area, (iv) we materially reduce an executive’s base salary; or (v) an executive is excluded from eligibility for our bonus or benefit plans or incurs a material decrease in the level of participation in such plans.

•	A “Permanent Disability” will generally occur when an executive is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that is expected to result in death or last for a period that is not less than twelve months, or an executive begins receiving income replacement benefits for a period of not less than three months under our accident and health plan due to qualifying as having a disability under that plan.

•	The “Protection Period” for the employment agreement is the eighteen-month period immediately following the closing of a qualifying change in control transaction.

Equity Award Agreements

The award agreements governing the named executive officer’s equity awards also contain provisions that would govern a termination of employment or a change in control that may be different from the provisions described within the employment agreements. However, the provisions within the employment agreements control over the equity award agreements for the applicable named executive officers if there is a conflict between the two agreements, therefore with respect to awards granted following amendment and restatement of the employment agreements described above, the named executive officers will not receive accelerated vesting of equity awards upon a change in control alone. The named executive officers will also have to incur a termination of employment without cause or a termination for good reason in connection with a change in control to receive accelerated vesting for all awards entered into following the amendment of the employment agreements. For equity awards that were granted prior to the November 2016 employment agreements, the provisions of the named executive officer’s prior employment agreements would control in the event there is a conflict between the award agreements and the prior employment agreements.

The time-based restricted stock award agreements that govern the outstanding restricted stock awards held by each of our named executive officers prior to the amendment of the employment agreements in November 2016 provide for the acceleration of vesting of such outstanding restricted stock awards upon a change in control. Under these agreements a “change in control” is deemed to have occurred if: (A) any person becomes the beneficial owner of more than 25% of the voting power of our outstanding securities unless it is in connection with a transaction in which we become a subsidiary of another corporation in which our stockholders own more than 50% following such transaction; (B) the consummation of a merger or consolidation with another company where our stockholders prior to the transaction will not hold 50% or more of all votes to which stockholders of the surviving corporation would be entitled, a sale or other disposition of all or substantially all of our assets, or liquidation or dissolution of the Company; or (C) the majority of the members of our board of directors shall have been members for less than two years unless the election of such new members was approved by two-thirds of the directors then still in office who were directors at the beginning of such period. In the event of a change in control with respect to the performance-based restricted stock unit awards granted to our named executive officers in October 2016, the change in control event will be deemed to be the end of the performance period and performance will be calculated using actual performance achievements as of that date.

In the event that an executive’s employment agreement does not override the October 2016 restricted stock and performance-based restricted stock unit award agreements, the restricted stock grant agreements also provide for the accelerated vesting of the tranche of restricted stock scheduled to vest on the next vesting date following a termination of employment due to death, disability or without cause, although the performance-based restricted stock unit awards will be forfeited upon a termination of employment for any reason prior to the end of the performance period.

The table below quantifies our best estimates as to the amounts that the applicable named executive officers could have received in connection with a termination of their employment or change in control on December 31, 2017. We have also assumed that all vacation and expenses were paid currently as of December 31, 2017. Equity acceleration was calculated using our closing stock price on December 29, 2017 of $4.71, as December 31, 2017 was not a trading day. All amounts shown below should be considered estimates, as the actual amount of any benefit or payment could not be determined with any accuracy until the actual event occurred.

Name	Death or Disability ($) (1)	Termination without Cause or for Good Reason ($)	Termination without Cause or for Good Reason in Connection with a Change in Control ($)	Change in Control ($)
Allan D. Keel
Salary	1,200,000	1,200,000	1,200,000
Bonus (2)	232,218	832,218	1,432,218
Vesting of Equity (3)	788,878	617,647	788,878	473,972
Continued Benefits	50,359	50,359	50,359
Total	2,271,455	2,700,224	3,471,455	473,972
E. Joseph Grady
Salary	800,000	800,000	800,000
Bonus (2)	174,812	574,812	974,812
Vesting of Equity (3)	374,261	294,353	374,261	227,305
Continued Benefits	59,887	59,887	59,887
Total	1,408,961	1,729,053	2,208,961	227,305
Jay S. Mengle
Salary	540,000	600,000	600,000
Bonus (2)	116,275	356,275	596,275
Vesting of Equity (3)	264,627	213,260	264,627	170,158
Continued Benefits	49,906	49,906	49,906
Total	970,808	1,219,441	1,510,808	170,158
Thomas H. Atkins
Salary	558,000	620,000	620,000
Bonus (2)	99,484	347,484	595,484
Vesting of Equity (3)	206,590	153,510	206,590	108,971
Continued Benefits	49,906	49,906	49,906
Total	913,980	1,170,900	1,471,980	108,971

(1)	Amounts reflected here for salary assume that the executive officers would receive the greatest payments by receiving their current base salary plus target bonus as opposed to their base salary for the remainder of the current term of the agreement. For Messrs. Keel and Grady, the remaining term is 23 months, and for Messrs. Mengle and Atkins, the remaining term is 11 months.
(2)	With respect to amounts included in this row, the estimated payments set forth herein utilize the bonus each named executive officer received for 2017 under our cash incentive bonus plan.
(3)	Each of the restricted stock awards held by the named executive officers granted prior to the amendment of their respective employment agreements in November 2016 would have received accelerated vesting upon a change in control for time-based restricted stock awards and performance awards would have vested based on actual performance as of the change in control event. Awards granted in 2017 will not receive accelerated vesting upon a change in control event alone, but will receive full accelerated vesting upon a termination without cause or for good reason in connection with a change in control event, and pro-rata acceleration upon a termination without cause or good reason that is not in connection with a change in control event. Awards granted prior to or following the November 2016 amendments will receive full acceleration upon a death or disability. Performance outcomes attributable to the vesting of shares for the 2016 and 2017 awards were below threshold, resulting in 0% vesting for the respective awards, which has been reflected in the table.

DIRECTOR COMPENSATION

Director Compensation for 2017

Name	Fees Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Joseph J. Romano	54,000	110,000	164,000
Allan D. Keel (3)	—	—	—
Charles M. Reimer	55,000	110,000	165,000
B. A. Berilgen	65,000	110,000	175,000
B. James Ford	65,000	110,000	175,000
Lon McCain	71,000	110,000	181,000

(1)	Reflects amounts payable in cash. In recognition of the difficult and uncertain conditions facing the oil and gas industry, Mr. Romano voluntarily elected to forego the retainer fee associated with his service as chairman of the Company’s board of directors in 2017.
(2)	Represents the aggregate grant date fair value of shares of restricted Common Stock computed in accordance with FASB ASC Topic 718. See note 7 to our consolidated financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards. Our non-employee directors received one award of restricted stock awards during 2017. The following table sets forth the number of outstanding equity awards of each of our directors as of December 31, 2017.

Director	Outstanding Shares of Stock That Have Not Vested as of December 31, 2017
Joseph J. Romano	14,865
Charles M. Reimer	14,865
B. A. Berilgen	14,865
B. James Ford	14,865
Lon McCain	14,865

(3)	Mr. Keel is not provided additional compensation for his services as a director. His compensation is fully reported above in the Summary Compensation Table.

Retainer/Fees and Equity Compensation

Pursuant to our non-employee director compensation plan (the “Plan”), each non-employee directors is entitled annually to a $50,000 cash retainer and $110,000 in restricted stock, subject to a one-year vesting, adjusted for partial periods of service. The number of shares awarded was determined based on the closing price of our Common Stock on May 11, 2017, which is the date of our 2017 Annual Meeting when such directors were re-elected to the Board. Directors are required to maintain ownership of at least fifty percent of the equity awarded to them within the last three calendar years. Additional annual cash retainer fees are paid to the chairman of the Audit Committee ($15,000), the chairman of the Compensation Committee ($10,000) and the chairman of the Nominating Committee ($9,500).

Meeting attendance fees of $1,000 are paid for each board and committee meeting attended in person or telephonically. The Plan also provides for reimbursement of expenses for all directors in the performance of their duties, including reasonable travel expenses incurred attending meetings, and requires that directors maintain ownership of at least fifty percent of the stock granted to them within the last three calendar years for service on our Board of Directors.

CEO PAY RATIO DISCLOSURES

Introduction

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO Allan D. Keel. The amounts and ratios described below have been prepared pursuant to applicable rules. Although some amounts may represent actual dollars paid to our CEO or that would be paid to our hypothetical median employee, other amounts are estimates based on certain assumptions or they may represent dollar amounts recognized for financial statement reporting purposes in accordance with accounting rules, but do not represent actual dollars received (e.g., dollar values of our CEO’s stock awards). The explanations herein contain important estimates, assumptions and other information regarding our CEO pay ratio disclosures.

2017 CEO Pay Ratio

For 2017, our last completed fiscal year:

•	Estimated Median Employee Total Annual Compensation: The median of the annual total compensation of all employees of our company (other than the CEO) was $164,623.

•	CEO Summary Compensation Table Total Annual Compensation: The annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere within this Proxy Statement, was $2,321,999.

•	CEO Pay Ratio: Based on this information, for 2017 the ratio of the annual total compensation of Mr. Keel to the median of the annual total compensation of all employees was reasonably estimated to be 14.1 to 1.

Methodology Used To Identify Median Employee

To identify the median of the annual total compensation of all our employees, we took the following steps:

•	We determined that, as of December 31, 2017 our employee population consisted of 63 individuals with all of these individuals located in the United States (as reported in Item 1, Business, in our 2017 Form 10-K filed with the SEC on March 9, 2018). This population consisted of our full-time, part-time, and temporary employees, as we do not have seasonal employees.

•	We selected December 31, 2017 as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner by utilizing 2017 W-2 information plus year-end cafeteria plan amounts.

•	We used a consistently applied compensation measure to identify our median employee of comparing the amount of salary or wages, bonuses and vesting value of equity awards reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017 for all applicable employees that received compensation from us during 2017; wages were annualized for all applicable employees who were employed for less than a full year to normalize compensation. We excluded any one-time compensation anomalies during the applicable year in order to ensure that compensation values were not skewed due to one-time payments.

•	We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. Since all of our employees, including our CEO, are located in the United States, we did not make any cost of living adjustments in identifying the median employee.

Methodology Used to Calculate Pay Ratio

To determine the annual total compensation of our median employee and our CEO, we took the following steps:

•	After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2017 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $164,623.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

The Company has instituted policies and procedures for the review, approval and ratification of “related person” transactions as defined under SEC rules and regulations. Our Audit Committee Charter requires management to inform the Audit Committee of all related person transactions. Examples of the type of transactions the Audit Committee reviews include payments made by the Company directly to a related person (other than in his or her capacity as a director or employee), or to an entity in which the related person serves as an officer, director, employee or owner, and any other transaction where a potential conflict of interest exists. In order to identify any such transactions, among other measures, the Company requires its directors and officers to complete questionnaires identifying transactions with any company in which the officer or director or their family members may have an interest. In addition, our code of ethics requires that the Audit Committee review and approve any related person transaction before it is consummated.

Transactions

Olympic Energy Partners. Mr. Joseph J. Romano was elected President and Chief Executive Officer of the Company in December 2012 and named Chairman of the Company in April 2013. Upon the Merger with Crimson on October 1, 2013, Mr. Romano resigned as President and Chief Executive Officer, but continued as Chairman. Mr. Romano is also the President and Chief Executive Officer of Olympic Energy Partners LLC (“Olympic”).

Olympic has historically participated with the Company in the drilling and development of certain prospects through participation agreements and joint operating agreements, which specify its working interest (“WI”), net revenue interest (“NRI”). Olympic last participated with the Company in the drilling of wells in March 2010, and its ownership in Company-operated wells is limited to our Dutch and Mary Rose wells.

As of December 31, 2017, Olympic owned the following interests in the Company’s offshore wells.

	WI	NRI
Dutch #1 - #5	3.53%	2.84%
Mary Rose #1	3.61%	2.70%
Mary Rose #2 - #3	3.61%	2.58%
Mary Rose #4	2.34%	1.70%
Mary Rose #5	2.56%	1.87%

During the year ended December 31, 2017, Mr. Romano earned $56,000 in cash compensation for his service as a director of the Company. During the year ended December 31, 2017, Mr. Romano also received 14,865 shares of restricted stock, which vest 100% on the one-year anniversary of the date of grant, as part of his board of director compensation.

Below is a summary of payments received from (paid to) Olympic in the ordinary course of business in our capacity of operator of the wells and platforms for 2017. The Company made and received similar types of payments with other well owners (in thousands):

2017
Revenue payments as well owner	$(2,673)
Joint interest billing receipts	$391

As of December 31, 2017, the Company’s consolidated balance sheets reflected the following balances (in thousands):

December 31, 2017
Accounts receivable:
Joint interest billing	$48
Amounts Payable:
Royalties and revenue payable	$(442)

Oaktree Capital Management, L.P.

In November 2017, Oaktree Capital Management L.P. (“Oaktree”) sold all of its shares of the Company’s stock. Mr. B. James Ford, previously a Managing Director and Portfolio Manager within Oaktree, and a Senior Advisor to Oaktree at the time of sale, has been on the Company’s board of directors since October 1, 2013. Mr. Ford was previously a member of Crimson’s board of directors from February 2005 until the closing of the Merger.

Historically, all cash and equity awards payable to Mr. Ford were instead granted to an affiliate of Oaktree. Beginning October 1, 2016, all cash and equity awards payable to Oaktree for Mr. Ford’s service as a director became payable to him directly. During the year ended December 31, 2017, Mr. Ford directly earned $68,000 in cash compensation for his service. During the year ended December 31, 2017, Mr. Ford also received 14,865 shares of restricted stock, which vest 100% on the one-year anniversary of the date of grant, as part of his board of director compensation. During the year ended December 31, 2017, the Company recognized compensation expense of $117,000 related to the shares granted to an affiliate of Oaktree and Mr. Ford.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our Board currently consists of six directors. Directors are elected annually and hold office until the next annual meeting or until their successors are duly elected and qualified.

Our Board has nominated each of Messrs. Romano, Keel, Berilgen, Ford, McCain and Reimer for re-election as directors to serve until the 2019 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier resignation or removal. We did not pay any third-party fees to assist in the process of identifying or evaluating candidates nor did we receive any stockholder nominations for director. Each nominee is currently a director and was previously elected to our Board by our stockholders in 2017. Each nominee has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected.

Stockholders may not cumulate their votes in the election of our directors. We have no reason to believe that the nominees will be unable or unwilling to serve if elected. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce its size.

Information About Director Nominees

The following table sets forth the names and ages, as of March 17, 2018, of our current directors. Each of Messrs. Romano, Keel, Berilgen, Ford, McCain and Reimer is a director nominee for re-election at the Annual Meeting.

Name	Age	Position	Year First Elected Director
Joseph J. Romano	65	Chairman	2012
Allan D. Keel	58	President, Chief Executive Officer and Director	2013
B.A. Berilgen	69	Director	2007
B. James Ford	49	Director	2013
Lon McCain	70	Director	2013
Charles M. Reimer	73	Director	2005

Joseph J. Romano Mr. Romano became a Director in November 2012, after the Company’s founder, Mr. Kenneth R. Peak, received a medical leave of absence. Upon Mr. Peak’s passing in April 2013, Mr. Romano was elected Chairman. Mr. Romano also served as the Company’s President and Chief Executive Officer from November 2012 until October 1, 2013. Mr. Romano has worked in the energy industry since 1977, and assisted Mr. Peak in founding the Company in 1999. Mr. Romano served as Senior Vice President and Chief Financial Officer of Zilkha Energy Company until its sale in 1998 and served as President and Chief Executive Officer of Zilkha Renewable Company until its sale in 2005. He currently also serves in various capacities in Zilkha-affiliated companies. He has been President and Chief Executive Officer of Olympic Energy Partners since 2005 (which owns working interests in Contango’s Dutch and Mary Rose fields), President and Chief Executive Officer of ZZ Biotech since 2006, and Vice President and Director of Laetitia Vineyards and Winery since 2000. Mr. Romano also served as Chief Financial Officer, Treasurer and Controller of Texas International Company from 1986 through 1988 and its Treasurer and Controller from 1982 through 1985. Prior to 1982, Mr. Romano spent five years working in the Worldwide Energy Group of the First National Bank of Chicago. He earned his BA in Economics from the University of Wisconsin in Eau Claire and an MBA from the University of Northern Illinois. Mr. Romano brings to the Board his extensive historical knowledge about the Company, as well as his broad oil and gas management experience and corporate governance expertise.

Allan D. Keel Mr. Keel was appointed Chief Executive Officer and President and elected to the Board on October 1, 2013 following the Merger. Mr. Keel previously served as Chief Executive Officer and President, as well as a Director of Crimson from 2005 until the closing of the Merger. Prior to forming Crimson, Mr. Keel was Vice President/General Manager of Westport Resources and its predecessor in 2004 and from 1996 until mid-2000. Mr. Keel also served as President for Woodside Energy USA during 2003 and President/Chief Operating Officer for

Mariner Energy from 2001-2002. Before joining Westport Oil and Gas in 1996, Mr. Keel was employed by Energen Resources from 1984-1996 where he held several positions, the last of which was Vice President of Exploration and Business Development. Mr. Keel holds Bachelor of Science and Master of Science degrees in Geology from the University of Alabama and an MBA from the Owen School of Management at Vanderbilt University. As our Chief Executive Officer and President, Mr. Keel gives our Board insight and in-depth knowledge of our industry and our specific operations and strategies. He also provides leadership skills, executive management experience and knowledge of our local community and business environment, which he has gained through his long career in the oil and gas industry.

B.A. Berilgen Mr. Berilgen was appointed a director of the Company in July 2007. Mr. Berilgen has served in a variety of senior positions during his 45 year career. Most recently, he was Managing Director, Head of Upstream Business, at Castleton Commodities International, LLC from February 2013 to February 2015. Prior to that he served as Chief Executive Officer of Patara Oil & Gas LLC from April 2008 to February 2013. Prior to that he was Chairman, Chief Executive Officer and President of Rosetta Resources Inc., a company he founded in June 2005, until his resignation in July 2007, and then served as an independent consultant to various oil and gas companies from July 2007 through April 2008. Mr. Berilgen was also previously the Executive Vice President of Calpine Corp. and President of Calpine Natural Gas L.P. from October 1999 through June 2005. In June 1997, Mr. Berilgen joined Sheridan Energy, a public oil and gas company, as its President and Chief Executive Officer. Mr. Berilgen attended the University of Oklahoma, receiving a B.S. in Petroleum Engineering in 1970 and a M.S. in Industrial Engineering / Management Science in 1972. Mr. Berilgen’s skills in business and financial matters, as well as his breadth of oil and gas technical expertise and experience, make him a valuable addition to the Board.

B. James Ford Mr. Ford was elected to the Board on October 1, 2013 following the closing of the Merger. Mr. Ford was previously a member of Crimson’s Board of Directors from February 2005 until the closing of the Merger. Mr. Ford has been a Senior Advisor of the Los Angeles Organizing Committee of the Olympic and Paralympic Games 2028 since 2016. Prior thereto, Mr. Ford was Managing Director and Portfolio Manager of Oaktree’s Global Principal Group where he was responsible for overseeing all activities of the Global Principal Group, including investment commitments and approvals, client relations and administrative and personnel-related matters. Mr. Ford joined Oaktree in 1996 and was involved in sourcing and executing a number of the firm’s most significant investments and led the group’s efforts in the media and energy sectors prior to being named a portfolio manager in 2006. He also served as a Senior Advisor to Oaktree from 2016 to 2017. Mr. Ford worked extensively with a variety of Oaktree portfolio companies, including serving on the Boards of Directors of numerous private and public companies and remains a member of the board of directors of Townsquare Media. Mr. Ford earned a B.A. in Economics from the University of California at Los Angeles and an M.B.A. from the Stanford University Graduate School of Business. He serves as an active member of the Advisory Council of the Stanford Graduate School of Business and the Children’s Bureau. Through his prior role at Oaktree Capital Management and his service as a director of multiple public and private companies, Mr. Ford brings to our Board management, investment and financial experience and guidance regarding corporate governance matters.

Lon McCain Mr. McCain was elected to the Board on October 1, 2013 following the closing of the Merger. Mr. McCain was previously a member of Crimson’s Board of Directors from June 2005 until the closing of the Merger. Between July 2009 and August 2010, Mr. McCain served as the Chief Financial Officer and Executive Vice President of Ellora Energy, Inc., an independent oil and gas exploration and production company. Before joining Ellora Energy Inc. in 2009, he previously served as Vice President, Treasurer and Chief Financial Officer of Westport, a large, publicly traded exploration and production company, from 2001 until the sale of that company to Kerr-McGee Corporation in 2004. From 1992 until joining Westport, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry. From 1978 until joining Petrie Parkman, Mr. McCain held senior financial management positions with Presidio Oil Company, Petro-Lewis Corporation and Ceres Capital. He currently serves as a director of the publicly held Cheniere Energy Partners L.P. and Continental Resources Inc. Mr. McCain was an Adjunct Professor of Finance at the Daniels College of Business of the University of Denver from 1982 to 2004. He received a Bachelor of Science degree in Business Administration and a Masters of Business Administration/Finance from the University of Denver. Mr. McCain provides our Board with extensive investment and financial experience in the oil and gas industry as well as accounting and audit experience. He also provides leadership skills, corporate governance expertise and knowledge of the Company’s business environment, which he has gained through his long career in the oil and gas industry. Mr. McCain brings years of public company management and board experience, including serving on audit committees of various energy and energy-related companies.

Charles M. Reimer Mr. Reimer was elected a director of the Company in November 2005. Mr. Reimer retired in April, 2014 from Freeport LNG Development, L.P. where he served as its President and Chief Operating Officer from its founding in early 2003. He currently serves as an Executive Advisor to the CEO of Freeport LNG Development, L.P. and is a member of its Board of Directors. Mr. Reimer has over 45 years of experience in exploration, production, liquefied natural gas (“LNG”) and business development ventures, both domestically and abroad. From 1986 until 1998, Mr. Reimer served as the Virginia Indonesia Company senior executive responsible for the joint venture that operated oil and gas production in Indonesia, and provided LNG technical support to the P.T. Badak LNG plant in Bontang, Indonesia. Additionally, during these years he served, along with Indonesia’s Pertamina executives, on the board of directors of P.T. Badak. Mr. Reimer began his career with Exxon Company USA in 1967 and held various professional and management positions in Texas and Louisiana. After leaving Exxon, Mr. Reimer was named President of Phoenix Resources Company in 1985 and relocated to Cairo, Egypt, to begin eight years of international assignments in both Egypt and Indonesia. Prior to joining Freeport LNG Development, L.P., Mr. Reimer was President and Chief Executive Officer of Cheniere Energy, Inc. Mr. Reimer brings to the Board extensive expertise in the exploration and production of oil and gas and significant executive management experience.

All directors and nominees for director of the Company are United States citizens. There are no family relationships between any of our directors and executive officers. In addition, there are no other arrangements or understandings between any of our directors and any other person pursuant to which any person was selected as a director

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION

OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP

With authority granted by our Board, the Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018. Although stockholder ratification of the selection of Grant Thornton LLP is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our stockholders and us.

Representatives from Grant Thornton will be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees associated with audit and other professional services provided to us by Grant Thornton LLP for the fiscal years ended December 31, 2017 and December 31, 2016.

	Year Ended December 31
	2017	2016
Audit Fees (1)	$565,000	$652,683
Audit-Related Fees	—	—
Tax Fees (2)	—	—
All Other Fees (3)	—	—
Total	$565,000	$652,683

(1)	Audit fees are for audit services, including the fiscal year consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits, and accounting consultations. These fees included audit fees for the performance of annual audits of our financial statements the fiscal years ended December 31, 2017 and December 31, 2016.
(2)	Tax fees for the years ended December 31, 2017 and December 31, 2016, were for services related to tax compliance, including the preparation of tax returns and claims for refund; and tax planning and tax advice, including assistance with tax audits, tax advice related to property sales and technical advice from tax authorities.
(3)	There are no other fees for services rendered to us by Grant Thornton LLP. Grant Thornton LLP did not provide to us any financial information systems design or implementation services during years ended December 31, 2017 or December 31, 2016.

The Audit Committee pre-approved all of Grant Thornton’s fees for the 2017 and 2016 fiscal years through a formal engagement letter. The policy of the Audit Committee and our Board, as applicable, is to pre-approve all services by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided by our independent registered public accounting firm. The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the independent registered public accounting firm’s independence is not impaired; (b) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth the pre-approval requirements for all permitted services. Under the policy, all services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF GRANT THORNTON LLP AS

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2018 FISCAL YEAR.

PROPOSAL 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, shareholders are entitled to a non-binding vote on the compensation of our named executive officers (sometimes referred to as “say on pay”). Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

As described in this Proxy Statement under “Executive Compensation - Compensation Discussion and Analysis,” our compensation programs are designed to:

•	reward creation of long-term shareholder value through increased shareholder returns;

•	reflect long-term corporate and individual performance;

•	maintain an appropriate balance between base salary and short-term and long-term incentive opportunities, with a distinct emphasis on compensation that is “at risk”;

•	be externally competitive and internally equitable;

•	give us the flexibility to attract and retain talented senior leaders in a very competitive industry; and

•	reinforce the values we express in our code of ethics.

We believe that our compensation program, with its balance of base salary, short-term incentives (annual cash incentive awards), long-term incentives (including stock option and restricted stock awards), rewards sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures contained in this Proxy Statement.

This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised solely of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE “COMPENSATION DISCUSSION AND ANALYSIS,” THE ACCOMPANYING COMPENSATION TABLES, AND THE RELATED NARRATIVE DISCLOSURE ABOVE.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed by the Board of Contango Oil & Gas Company to assist the Board in fulfilling its oversight responsibilities relating to Contango Oil & Gas Company’s accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of Contango Oil & Gas Company’s financial reports. The Audit Committee manages Contango Oil & Gas Company’s relationship with its independent registered public accounting firm, which is ultimately accountable to the Audit Committee.

The Audit Committee has reviewed and discussed with management and with Grant Thornton LLP, the independent registered public accounting firm, Contango Oil & Gas Company’s audited financial statements as of and for the year ended December 31, 2017. The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Grant Thornton LLP submitted to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence. The Audit Committee discussed with Grant Thornton LLP such firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to Contango Oil & Gas Company by Grant Thornton LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in Contango Oil & Gas Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

THE AUDIT COMMITTEE,

Lon McCain (Chairman)
B.A. Berilgen
B. James Ford

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 16, 2018 regarding the beneficial ownership of Common Stock by each person known to us to own beneficially more than 5% of the outstanding Common Stock, each director, each director nominee, our named executive officers, and our directors and named executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the SEC. For the purpose of calculating the number of shares of Common Stock beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 16, 2018 by that stockholder are deemed outstanding.

Our 5% Stockholders

To the Company’s knowledge, the following stockholders beneficially owned more than 5% of our outstanding shares of Common Stock, as set forth below, as of March 16, 2018.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent
Ariel Investments, LLC (3)	3,163,269	12.4%
FMR LLC (4)	2,707,262	10.6%
Dimensional Fund Advisors LP (5)	1,499,005	5.9%
BlackRock, Inc. (6)	1,460,760	5.7%

Directors and Named Executive Officers

Executive Officers	Amount and Nature of Beneficial Ownership (2)	Percent
Directors
Joseph J. Romano	57,486	*
B.A. Berilgen	29,291	*
Charles M. Reimer	59,293	*
B. James Ford	24,757	*
Lon McCain	38,352	*
Named Executive Officers
Allan D. Keel (7)	417,100	1.6%
E. Joseph Grady (8)	192,700	*
Jay S. Mengle (9)	107,056	*
Thomas H. Atkins (10)	92,616	*
James J. Metcalf Jr.	—	—
All current directors and named executive officers as a group (10 persons)	1,018,651	4.0%

*	Denotes less than 1% of class beneficially owned.
(1)	Unless otherwise noted, the stockholder’s current address is 717 Texas Avenue, Suite 2900, Houston, Texas 77002.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 16, 2018 are deemed outstanding. Applicable percentages are based on 25,470,015 shares outstanding on March 16, 2018 plus an additional 91,933 shares of common stock subject to currently exercisable options. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.
(3)	Based upon its Schedule 13G filing, Ariel Investments, LLC’s address is 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601.

(4)	Based upon its Schedule 13G filing, FMR LLC’s address is 245 Summer Street, Boston, Massachusetts 02210.
(5)	Based upon its Schedule 13G filing, Dimensional Fund Advisors LP’s address is 6300 Bee Cave Road, Austin, TX 78746.
(6)	Based upon its Schedule 13G filing, BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022.
(7)	Reported common stock is all held directly and includes 55,943 shares subject to currently exercisable options.
(8)	Reported common stock is all held directly and includes 18,647 shares subject to currently exercisable options.
(9)	Reported Common Stock includes 102,669 shares held directly and 3,729 shares subject to currently exercisable options. Mr. Mengle’s wife holds 658 shares.
(10)	Reported common stock is all held directly and includes 3,174 shares subject to currently exercisable options.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2017, with respect to shares of our common stock authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in first column) (1)
Equity compensation plans approved by security holders:
Amended and Restated 2009 Incentive Compensation Plan	—	$—	2,002,492
Equity compensation plans not approved by security holders:
2005 Stock Incentive Plan	94,833	$57.69	—

(1)	Excludes 382,744 performance-based restricted stock units granted in 2016 and 2017.

The 2005 Stock Incentive Plan was adopted by our Board in conjunction with the Merger with Crimson. Prior to the Merger, it had been approved by the Crimson stockholders. This plan expired on February 25, 2015.

See Note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of our equity compensation plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of Forms 4 and 5 furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during 2017 all of our executive officers, directors and greater than 10% holders filed the reports required to be filed under Section 16(a) on a timely basis under Section 16(a) other than the following transactions for which the required filings were not timely filed:

Name	Filing Type	Transaction Date
Allan D. Keel	Form 4	11/13/2017

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2019 ANNUAL MEETING

Pursuant to the rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2019 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by us no later than December 7, 2018.

In addition to the requirements of Rule 14a-8, and as more specifically provided for in our bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the notice of the meeting given by or at the direction of our Board or by a stockholder entitled to vote and who complies with the notice procedures set forth in our bylaws. A stockholder making a nomination for election to our Board or a proposal of business for the 2019 Annual Meeting of Stockholders must deliver proper notice to us at least 90 days but not more than 120 days prior to the anniversary date of the 2018 Annual Meeting of Stockholders. In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2019 Annual Meeting of Stockholders, it should be properly submitted to us no later than February 13, 2019 and no earlier than January 14, 2019.

For each individual that a stockholder proposes to nominate as a director, the stockholder’s written notice to us must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in our proxy statement as a nominee and to serving as a director if nominated and elected. From time to time, the Nominating Committee may request additional information from the nominee or the stockholder. For additional information about the notice requirements for director nominations, see our bylaws. For any other business that a stockholder desires to bring before an annual meeting, the stockholder notice must provide a brief description of such business, the reasons for conducting the business and any material interest in the business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. For additional information about the notice requirements for other stockholder business, see our bylaws.

Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2019 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 20, 2019, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 20, 2019, and the matter nonetheless is permitted to be presented at the 2019 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

OTHER BUSINESS

Our Board knows of no matter other than those described herein that will be presented for consideration at the Annual Meeting. However, should any other matters properly come before the Meeting or any adjournments thereof, it is the intention of the person(s) named in the accompanying Proxy to vote in accordance with their best judgment in the interest of our company and our stockholders.

ANNUAL REPORT

A copy of the Annual Report on Form 10-K for the year ended December 31, 2017, but not including exhibits, is available at www.contango.com. A copy of our Annual Report on Form 10-K, excluding exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the request of such person. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Such requests should be directed to our Investor Relations department, at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, or call at (713) 236-7400.

CONTANGO OIL & GAS COMPANY 717 TEXAS AVE., SUITE 2900 HOUSTON, TX 77002 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E42380-P05762 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CONTANGO OIL & GAS COMPANY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Joseph J. Romano ! ! ! 1b. Allan D. Keel ! ! ! 1c. B.A. Berilgen ! ! ! 1d. B. James Ford ! ! ! 1e. Lon McCain ! ! ! 1f. Charles M. Reimer ! ! ! The Board of Directors recommends you vote FOR proposals For Against Abstain 2 and 3. 2. Ratification of the appointment of Grant Thornton LLP ! ! ! as our independent registered public accounting firm for the 2018 fiscal year. 3. Approval, on an advisory basis, of the compensation of ! ! ! our named executive officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E42381-P05762 CONTANGO OIL & GAS COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS CALLED FOR May 14, 2018 The undersigned stockholder(s) of CONTANGO OIL & GAS COMPANY, a Delaware corporation, having received the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 6, 2018, hereby appoint(s) Allan D. Keel and E. Joseph Grady as Proxies, with the power to appoint a substitute and hereby authorize(s) each of them to represent the undersigned at the Annual Meeting of Stockholders of CONTANGO OIL & GAS COMPANY to be held on Monday, May 14, 2018, at 1:30 p.m., Central Time, at the Chase Center Auditorium, located at 601 Travis St., Houston, Texas 77002, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote thereat on all matters set forth on the reverse side, as described in the accompanying Proxy Statement. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTORS NOMINATED BY THE BOARD, FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2018 FISCAL YEAR, FOR THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, EXECUTIVE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS, AND TO CONDUCT ANY OTHER BUSINESS THAT IS PROPERLY RAISED AT THE ANNUAL MEETING. THE PERSON NAMED AS PROXY WILL USE HIS DISCRETION WITH RESPECT TO ANY MATTER PROPERLY BROUGHT BEFORE THE MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED. Continued and to be signed on reverse side